Exhibit 99.1


                                     [LOGO]
                                  GIBRALTAR(R)
                             Packaging Group, Inc.

                                                       Contact: Leslie Schroeder
                                                                    402-462-7517

                         GIBRALTAR PACKAGING GROUP, INC.
                                    ANNOUNCES
                    RESULTS FOR THIRD QUARTER OF FISCAL 2003

Hastings, Nebraska - May 14, 2003 - Gibraltar Packaging Group, Inc. (OTCBB:PACK) today announced the results for its third quarter of fiscal 2003.

Gibraltar reported net income for its third quarter of fiscal 2003 of $0.6 million or $0.12 per share. This compares to net income in the third quarter of fiscal 2002 of $0.5 million or $0.10 per share.

Net sales increased to $16.7 million in the third quarter of fiscal 2003, compared to $16.1 million in the third quarter of fiscal 2002. This increase is attributable to additional business from new and existing customers, partially offset by a reduction in some existing accounts due to soft economic conditions and increased competition.

Income from operations improved to $1.2 million for the third quarter of fiscal 2003, compared to $1.1 million for the third quarter of fiscal 2002.

Gibraltar reported net income for its first nine months of fiscal 2003 of $2.0 million or $0.40 per share. Net income for the comparable time period of fiscal 2002 was $1.1 million or $0.21 per share, which included a $0.03 per share write-off of unamortized debt issue cost from a previous financing.

Net sales increased to $51.4 million in the first nine months of fiscal 2003 compared to $46.8 million in the first nine months of fiscal 2002. The increase is attributable to additional business from new and existing customers, partially offset by a reduction in some existing accounts due to soft economic conditions and increased competition.

Income from operations improved to $4.2 million for the first nine months of fiscal 2003, compared to $3.2 million for the first nine months of fiscal 2002.

Over the last couple of years, the packaging industry has experienced a downturn, and due to the resulting excess capacity within the industry, competition for customers has escalated. The Company has not been immune to the effects of this trend, and in recent months has lost two customers who are expected to account for approximately $8.5 million in business this year. One of these customers is expected to represent $5 million of the Company's increase in annual net sales over the previous year. If the Company's efforts to replace this business fall substantially short, results of operations would be materially impacted.

However, the Company is responding to these recent trends by making a strong push for new business in growth industries, by controlling costs and by improving efficiencies. For example, recent and planned acquisitions of new equipment will play an integral part in the Company achieving these objectives, and will also help Gibraltar to compete in new growth markets.

                     2000 Summit Avenue * Hastings, NE 68901
                    Phone (402) 463-1366 * Fax (402) 463-1661

"We are pleased with the results of the first nine months of fiscal 2003, but are concerned about the business we have lost and are working diligently to replace it with new business," stated Walter Rose, Chairman and Chief Executive Officer. "While this makes our short term task more difficult, we feel we have many opportunities before us to build an even stronger Gibraltar."

Gibraltar Packaging Group, Inc. (www.gibraltarpackaginggroup.com), headquartered in Hastings, Nebraska, designs, manufactures and markets packaging products, specializing in folding cartons, corrugated containers, specialty laminated containers, and flexible poly-film packaging. Please contact Leslie Schroeder at
(402) 462-7517 or investorrelations@gibraltarpackaginggroup.com for additional information about the Company.

THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE BUT ARE NOT LIMITED TO THE COMPANY'S ABILITY TO EXECUTE ITS BUSINESS PLAN. FOR A DESCRIPTION OF OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS, REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT FOR FISCAL 2002 ON FORM 10-K AND OTHER PERIODIC FILINGS.

QUARTERLY REPORT FOR THE NINE MONTHS ENDED MARCH 31, 2003
====================================================================================================================
   $ in Thousands except share and per share data                               (UNAUDITED)
                                                            THREE MONTHS ENDED                NINE MONTHS ENDED
Consolidated Statements of Operations                     March 31,      March 31,         March 31,      March 31,
====================================================================================================================
                                                            2003           2002               2003           2002
                                                        ============================================================
Net Sales                                               $    16,694    $    16,139        $    51,398    $    46,820
Cost of Goods Sold                                           13,481         13,044             41,290         37,763
                                                        -----------    -----------        -----------    -----------
Gross Profit                                                  3,213          3,095             10,108          9,057
                                                        -----------    -----------        -----------    -----------

Operating Expenses:
       Selling, general and administrative                    1,969          1,937              5,898          5,719
       Amortization of goodwill                                  --             35                 --            102
                                                        -----------    -----------        -----------    -----------
       Total operating expenses                               1,969          1,972              5,898          5,821
                                                        -----------    -----------        -----------    -----------

Income from Operations                                        1,244          1,123              4,210          3,236

Other Expense:
       Interest expense                                         234            280                757          1,321
       Other expense - net                                       25             21                 59             49
                                                        -----------    -----------        -----------    -----------
       Total other expense                                      259            301                816          1,370
                                                        -----------    -----------        -----------    -----------

Income before Income Taxes                                      985            822              3,394          1,866
Income Tax Provision                                            394            343              1,358            787
                                                        -----------    -----------        -----------    -----------
Net Income                                              $       591    $       479        $     2,036    $     1,079
                                                        ===========    ===========        ===========    ===========

Basic and Diluted Per Common Share Amounts
       Net Income                                       $      0.12    $      0.10        $      0.40    $      0.21
                                                        ===========    ===========        ===========    ===========

Weighted Average Shares Outstanding
   (basic and diluted)                                    5,041,544      5,041,544          5,041,544      5,041,544
                                                        ===========    ===========        ===========    ===========


CONSOLIDATED BALANCE SHEETS                          MARCH 31, 2003                     JUNE 29, 2002
=====================================================================================================
                                                      (UNAUDITED)
Assets
       Current Assets                                   $    14,232                       $    13,920
       Property, Plant and Equipment - net                   15,370                            15,687
       Goodwill                                               4,112                             4,112
       Other Assets                                             839                               825
                                                        -----------                       -----------
Total Assets                                            $    34,553                       $    34,544
                                                        ===========                       ===========

Liabilities and Stockholders' Equity
       Current Liabilities                              $     8,451                       $    11,357
       Long-Term Debt                                        14,595                            14,917
       Deferred Income Taxes                                  2,134                               932
       Other Long-Term Liabilities                              429                               430
       Stockholders' Equity                                   8,944                             6,908
                                                        -----------                       -----------
Total Liabilities and Stockholders' Equity              $    34,553                       $    34,544
                                                        ===========                       ===========